EXHIBIT 23.6

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Perfumania Holdings, Inc. on Form S-4 Amendment No. 1 (File No. 333-179124) of our report dated May 26, 2011, with respect to our audits of the consolidated financial statements and related financial statement schedule of Parlux Fragrances, Inc. as of March 31, 2011 and 2010 and for each of the three years in the period ended March 31, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP

Miami, Florida

February 23, 2012